EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this registration statement on Form S-8, relating to the Eastern Environmental Services, Inc. 1997 Stock Option Plan, the Eastern Environmental Services, Inc. Amended and Restated 1996 Stock Option Plan and the Eastern Environmental Services, Inc. 1991 Stock Option Plan, of our report dated March 16, 1998, on our audits of the consolidated financial statements of USA Waste Services, Inc. (now known as Waste Management, Inc.) as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997.


                                          /s/ PricewaterhouseCoopers LLP
                                          PricewaterhouseCoopers LLP

Houston, Texas
December 30, 1998